UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

DCT INDUSTRIAL TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33201	82-0538520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 1700

Denver, CO 80202

(Address of principal executive offices)

(303) 597-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 6, 2008, DCT Industrial Operating Partnership LP (the “Company”), the operating partnership of DCT Industrial Trust Inc., entered into a term loan agreement (the “Agreement”) with a syndicate of 10 banks, led by Bank of America, N.A. and Wells Fargo Bank NA, pursuant to which the Company may borrow up to $300 million in senior unsecured term loans. Loans under the Agreement will have a variable interest rate based on either the base rate under the Agreement or LIBOR, at the Company’s option, plus a margin that is based on the Company’s leverage ratio, as defined by the Agreement. The margins on base rate loans may range from 0% to 0.90%, and the margins on LIBOR-based loans may range from 1.25% to 1.85%. The initial margins based on the Company’s current leverage ratio is 0% for base rate loans and 1.50% for LIBOR-based loans. The base rate under the Agreement is defined as the higher of the overnight Federal funds rate plus 0.50% or Bank of America’s prime rate. All loans under the Agreement are scheduled to mature on June 6, 2010, but they can be extended at the Company’s option for an additional year. The Company may prepay loans under the Agreement, in whole or in part, subject to the payment of a prepayment penalty of 0.50% on the prepaid amount, if such prepayment is made prior to March 6, 2009. Additionally, the Company must pay a fee of 0.15% quarterly in arrears on the average daily unused portion of the loan during such period.

Loans under the Agreement will be funded in two tranches. The first $100 million was drawn by the Company on June 9, 2008 (the “Initial Loan”) and used to repay maturing unsecured notes. The remaining $200 million can be funded anytime up to December 31, 2008 at the Company’s discretion. The Initial Loan has an interest rate based on LIBOR, and the Company has entered into a swap to fix the LIBOR on the Initial Loan for two years at 3.23% per annum. The Company is required to pay interest on the Initial Loan monthly until maturity at which time the outstanding balance is due.

The Agreement contains various customary covenants (including, among others, financial covenants with respect to tangible net worth, debt service coverage and unsecured and secured consolidated leverage and covenants relating to dividends and other restricted payments, liens, certain investments and transaction with affiliates) and if the Company breaches any of these covenants, or fails to pay interest or principal on the loans when due, the holders of the loans could accelerate the due date of the entire amount borrowed. The Agreement also contains other customary events of default, which would entitle the holders of the loans to accelerate the due date of the entire amount borrowed, including, among others, change of control events, defaults under certain other obligations of the Company and insolvency or bankruptcy events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

June 12, 2008	By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins Title: Chief Executive Officer